CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14A of our report dated August 24, 2017, relating to the financial statements and financial highlights of Silk Invest New Horizons Frontier Fund, a series of Unified Series Trust, formerly known as Frontier Silk Invest New Horizons Fund, a series of Frontier Funds, Inc., for the period ended June 30, 2017, and to the references to our firm under “Questions and Answers” and the heading “Experts” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

February 23, 2018

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board